Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ruth’s Hospitality Group, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein. Our report dated March 16, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph relating to the exclusion from management’s assessment of and from our evaluation of Ruth’s Hospitality Group, Inc.’s internal control over financial reporting associated with the acquisition of the Hawaiian Restaurants.

/s/ KPMG LLP

Orlando, Florida
May 24, 2018